CAMPUS EVOLUTION VILLAGES

LIVE BIG

Campus Evolution Villages' mission is to consistently deliver a superior experience through our singularly focused student housing management team. We create unique student lifestyle platforms and exceptional living-learning communities for our students, parents, universities and investors. Our team is dedicated to pursuing excellence everyday.



CAMPUS EVOLUTION VILLAGES

Letter from the CEO

For me personally, college was about securing a strong education and adjusting to living independently for the first time. I studied hard in school, and that serves me well everyday, but just as important were the life lessons that I learned from my own residential living experience, which have stuck with me and continue to have a huge impact on my life.

At Campus Evolution Villages, we care about all aspects of a student's college life, and every day we strive to provide a great, safe and memorable living experience that nurtures both academic and personal growth. Ranked the 16th largest owner/manager in the country, our organization is singularly focused on student living, and has a long-standing track record in managing purpose built private bedroom/bathroom properties as well as full service residence halls. Campus Evolution Villages owns and manages approximately 10,000 beds across 16 states and 20 distinct universities.

To us, these are not just buildings, but active and vibrant learning communities. Our events program and dedicated team help our student-residents get the most (and more) out of everything that college life has to offer.

Supporting our students is our top priority. Our entire team, from the General Manager of the community to the facilities maintenance staff and our Community Ambassadors, are trained to help students make the transition, most for the first time, to living away from home.

Campus Evolution Villages works closely with schools to support learning and student life and liaises with student leadership, clubs and organizations to create joint activities. We also partner with academic departments to create in-residence programs.

We take our community amenities seriously, focusing on home comforts and quality enhancements. Because, when our students do not have to worry about the little things like internet connections and washing machines, they can focus on embracing all the academic and social adventures that campus life brings: evolving into what they aspire to be by studying hard, and Living Big!

Andrew Stark
CEO, Campus Evolution Villages

ABOUT CAMPUS EVOLUTION VILLAGES

Campus Evolution Villages is a singularly focused student housing management company. Our senior management team has more than 25 years of experience in serving the student demographic.

Campus Evolution Villages owns and/or manages approximately 10,000 beds today at 20 universities from San Diego, California to Clemson, South Carolina. Since the true emergence of student housing in the 1980s, we have been defining and shaping the business and continue to be change-agents.

Campus Evolution Villages' specialized focus gives us a unique perspective on the particular needs and challenges of managing student housing. We know that our customer is not only the individual student, but also his or her parents, the university and the communities we are a part of.





We know that student housing is fundamentally more than merely managing buildings. Our properties are communities at the center of a well-rounded and fulfilled university life; they shape how our students study, interact with friends, cook, eat, exercise, play and learn to live away from home, often for the first time. We are here to support the common goal of success. From design to staffing to our open communications policy, we are here to make this the best experience possible for our residents.

The management team at Campus Evolution Villages understands student housing. We are committed to growing and evolving to constantly meet the needs of our students, parents and universities that we serve.


CAMPUS
EVOLUTION
VILLAGES


I AM IN EVOLUTION
I AM IN EVOLUTION
I AM IN EVOLUTION
I AM IN EVOLUTION
I AM IN EVOLUTION
CAMPUS EVOLUTION VILLAGES

WHY CAMPUS EVOLUTION VILLAGES








LIVE BIG
LIVE BIG


I AM IN EVOLUTION
CAMPUSEVOLUTIONVILLAGES.COM

Campus Evolution Villages is the 16th largest owner/manager of student housing communities with approximately 10,000 beds under management across 20 universities.

We have a proven track record in student housing, commercial and residential real estate finance and development, and in growing successful operating real estate platforms, which gives us a unique insight into the nuances of student housing. We understand the complex differences between student and traditional multi-family leasing, which requires a student housing only management company with the focus and expertise to deal with the intense leasing as well as accounting demands and mandate for sophisticated financial tracking.

In a lease by the bed, not by the unit environment, roommate matching becomes increasingly important. Also, in a market where a significant number of residents change every year, we are able to enhance the student experience through residence life programs and amenity upgrades to promote and maintain a high rate of retention.

We are experienced in tackling the challenges of the ongoing maintenance and intense turn processes, constantly updating and refining best practices to ensure that the compressed period of move-out/move-in is seamless.

Campus Evolution Villages is unique in that we appreciate and understand the commitment to our clients – not just our students and their parents, but also to universities and our property owners. We manage only one asset in each market to maintain our focus and attention solely on our clients. Our management, like our ownership, is meticulous, specific and multi-faceted. We carry out on-site operations, as well as all financial details, reporting and compliance for our property owners. Our accounting team comprises CPAs, which is evident in our detailed reporting and follow up. Our regional managers are responsible for fewer assets than others in the sector to ensure the best leasing operations, financial performance and overall owner satisfaction.

In addition to having wide-ranging student housing management experience and extensive relationships with owners, universities and other institutions, Campus Evolution Villages has extensive private to public company experience, substantial principal investment and capital markets experience.

Our management team has over 25 years of leadership experience in real estate development including the launching of American Campus Communities, which became the first publicly traded and largest student housing company, and creating Quadra Realty Trust (NYSE QRR with $375MM raised at IPO).

We are specialized, knowledgeable, innovative, highly capable, and most importantly, communicative and available to our clients.

Our experience and dedication to our student residents, their parents and the universities that we serve truly set us apart.


SHOEBOXES
ARE
FOR
SHOES

"DO NOT GO WHERE THE PATH MAY LEAD, GO INSTEAD WHERE THERE IS NO PATH AND LEAVE A TRAIL."

- RALPH WALDO EMERSON

CAMPUS EVOLUTION VILLAGES

LIVE BIG

CAMPUS EVOLUTION VILLAGES – LOCATIONS


3rd Party Managed Assets
Owned Assets

Campus Evolution Villages – Clemson University, Clemson, SC
Campus Evolution Villages West – Clemson University, Clemson, SC
Campus Evolution Villages – Georgia Southern University, Statesboro, GA
Campus Evolution Villages – Louisiana Tech University & Grambling State University, Ruston, LA
Campus Evolution Villages – Murray State University, Murray KY
Campus Evolution Villages South – Murray State University, Murray, KY
Campus Evolution Villages – North Carolina A&T State University, Greensboro, NC
Campus Evolution Villages – North Carolina A&T State University, Greensboro, NC
Campus Evolution Villages – Southwestern Oklahoma State University, Weatherford, OK
Campus Evolution Villages – University of Central Missouri, Warrensburg, MO
Campus Evolution Villages – University of South Carolina Upstate, Spartanburg, SC
Campus Evolution Villages – West Virginia University, Morgantown, WV
Campus Evolution Villages – Western Kentucky University, Bowling Green, KY
Campus Evolution Villages – West Texas A&M University, Canyon, TX
Campus Evolution Villages – University of Alabama, Tuscaloosa, AL
Centennial Commons – Joliet Junior College, Joliet, IL
Courthouse Square – Westfield State University, Westfield, MA
Dobie Center – University of Texas at Austin, Austin, TX
Paseo Place – San Diego State University, San Diego, CA
Solaro Hazleton – Penn State Hazleton, Hazleton, PA
The House – Michigan State University, East Lansing, MI
The Printing House – State University of New York at Binghamton, Binghamton, NY

CEV Owned Properties

THE CAMPUS EVOLUTION VILLAGES EXPERIENCE

The cornerstone of the Campus Evolution Villages' culture is to foster a respectful, caring environment that continuously provides opportunity for employee growth. This care and passion that is provided to our employees is then, in turn, provided by our staff to our residents. We're not just focused on heads in beds; Campus Evolution Villages delivers a lifestyle experience that touches all aspects of our residents' college life. At Campus Evolution Villages, we strive to do things differently. Campus Evolution Villages, as a change agent, is creating the first truly campus-centric brand.

- 10-Foot, 10-Second Rule
- Highly Attentive Staff
- Available and Communicative Relationships with our Residents, Parents and Universities
- Cutting Edge, Dynamic Programming




Don't Worry, Be Happy!



STRATEGIC ADVANTAGES FOR OUR CLIENTS

Campus Evolution Villages is a fully integrated student housing company including in-house development capabilities with hands-on skills and leadership, as well as public company and capital markets experience. Our proven track record in student housing, commercial and residential real estate, acquiring and repositioning companies, and private-to-public company experience sets the standard for our best-in-class student housing only management company.

Our ability to see beyond the business of student housing management and focus on the experience of all of our customers: our students and their parents, as well as universities, our property owners and investors, sets us apart.

OUR SERVICES

- Operational Systems for Single Properties and Portfolios
- Leasing/Managing (New Developments, Repositioning, Underperforming Assets)
- Staffing and Operations
- Accounting and Financial Reporting
- NOI/Cash Flow Maximization
- Residence Life/Student Development Programming
- Pre Development Analysis and Market Research
- FF&E Services
- Construction Management
- Transaction Due Diligence
- Social Media Management

PROPERTY TYPES (ON AND OFF CAMPUS)

- Residence Halls
- Student Apartments
- Mid/High Rise
- Garden Style
- Full Service Properties (with Self-Operated Food Service Programs)
- Student Housing with Mixed-Use (Retail)

ASSIGNMENT CAPABILITIES

- Start-Ups and New Developments (From Conception Through Completion)
- Distressed and Turnaround Properties
- Repositioning and Rebranding
- Full and Partial Rehab Projects
- Takeovers
- Protecting and Maximizing Asset Value
- Commuter Campus Conversion to Full Service College/University Environment

CLIENTS

- Owners
- Developers
- Universities/Colleges
- Foundations
- Institutional Investors
- Lenders/Receivers/B-Piece Owners



A 4.0 IN LIVING

CAMPUS EVOLUTION VILLAGES

LIVE BIG

THE EVOLUTION OF HOME AWAY FROM HOME

STUDENTS

Well-Maintained, Modern Home Away From Home, with High-End Interior Furnishings
Private Bedrooms, Many with Private Bathrooms, Balconies or Patios
Proximity to Campus
Activity Programs and Supportive Community Life
Great Amenities – Spacious Clubhouses, 24 Hour Fitness Centers, 24 Hour Computer-Lounges, Resort-Style Pools, Hot Tubs, BBQ Grills, Game Rooms, Shuttle Buses
High-Speed Internet, WiFi and Broadband "Everywhere"

PARENTS

All-Inclusive Rates
Proximity to Campus
Commitment to Security and Safety
Trained Resident Life Staff on Hand to Address our Residents' Needs
Individual By-the-Bed Leasing

UNIVERSITIES

Strong Relationships with Housing, Student Affairs and Foreign Student Offices
Focus on Creating a Supportive Living Learning Community – Not a Party Environment
Commitment to Security and Safety



MEET OUR MANAGEMENT TEAM



ANDREW STARK / CHIEF EXECUTIVE OFFICER

Andrew serves as Chief Executive Officer of Campus Evolution Villages, LLC and Chief Operating Officer of Campus Evolution, LLC, and has 20 years of hands-on real estate experience. Widely regarded as an entrepreneurial and innovative thinker in the real estate industry, Andrew's experience crosses from legal, finance, architecture, land development, construction, strategic planning and capital markets. This is evidenced by his taking a regional residential developer/builder from $20 million in revenues to more than $235 million in annual revenues, and successfully completing two sales/recapitalizations with publicly traded firms. He served as President of WCI Communities, Inc. for the Northeast and Mid-Atlantic U.S. regions after selling a company that he ran to WCI. Mr. Stark acquired and obtained approvals for approximately three thousand residential units, having secured financing of more than $1.0 billion from both domestic and international lending institutions, leading the firm to a dramatic increase in annual revenue. Under Andrew's leadership, the Campus Evolution Villages brand has grown to approximately 10,000 beds.

Mr. Stark was instrumental in launching American Campus Communities (NASDAQ: ACC), an early student housing company, which later went on to be the first company in the sector to go public on a US stock exchange. Andrew was successful in bringing creative thinking and capital to this student housing vehicle in a sector that was in its infancy.

Prior to launching Campus Evolution, Mr. Stark oversaw and consummated the recapitalization of a '34 Act specialty finance company with private equity funding. He was responsible for negotiating and completing this highly complex transaction in the face of shareholder challenges and pending investigations. Mr. Stark secured capital commitments for the transaction, and after closing, immediately implemented action items to stabilize the management of the organization and commenced asset dispositions to move the company into positive cash positions for future originations and growth.

As Managing Director of Cantor Fitzgerald, Mr. Stark focused on opportunistic investments in real estate assets and platform vehicles, including distressed land assets, development projects and strategic investments in capital constrained assets. He developed platform focused real estate ventures under the Merchant Banking Group, raising third party capital to be invested alongside partnership capital in such areas as distressed asset and debt acquisitions, and in specific sectors including a failed bank asset acquisition platform. Mr. Stark was also responsible for investment bank advisory services in connection with large-scale work-outs/restructurings and capital-raising for clients including government entities and debt and equity capital raises for real estate operating and development projects.

Mr. Stark practiced law for six years at Lord, Day & Lord Barrett Smith in New York City. He holds a BA from George Washington University and a Juris Doctor law degree from Hofstra University School of Law, where he was a member of the Law Review. He recently completed a 3 year term as Council Chair on the Residential Neighborhood Development Council of the Urban Land Institute and is a frequent panelist on emerging trends. For many years, he served on the Westchester Board for the March of Dimes.



EVAN DENNER / CHIEF INVESTMENT OFFICER

Evan serves as Chief Executive Officer of Campus Evolution, LLC, and as Chief Investment Officer of Campus Evolution Villages, LLC. Evan has extensive experience leading both public and private companies during periods of major change including high growth, movement to public company status, downsizing and reorganizations. He also has experience acquiring, integrating and repositioning operating businesses. Under Evan's leadership, the Campus Evolution Villages brand has grown to approximately 10,000 beds.

Prior to founding Campus Evolution, Evan was a Senior Managing Director and Chief Investment Officer of Merchant Banking at Cantor Fitzgerald & Co. While at Cantor, Evan successfully completed the acquisitions of Mint Equities, a financial brokerage headquartered in London, the US business of Newmark Knight Frank, a commercial real estate services provider, Grubb and Ellis, one of the largest national commercial real estate brokerage companies, and launched Resolution Asset Management.

Prior to joining Cantor Fitzgerald, Evan was the Deputy Chief Executive Officer of Hypo Real Estate Capital Corporation (HRECC), a subsidiary of Hypo Real Estate Group (DAX:HRX). Under his management, the company originated over $23 Billion of loans and grew from $2 Billion of assets to $14 Billion and increased revenue from $80 Million to over $250 Million. In addition, Evan acted as the architect behind the creation of Quadra Realty Trust, Inc. (NYSE:QRR), a commercial real estate mortgage REIT that was listed on the NYSE in February 2007. He created the concept, assembled the team that researched and structured the transaction and was a key member of the road show team that raised $375 Million. He served as Chief Executive Officer and Member of the Board of Directors. He also oversaw the take-private transaction of Quadra in March 2008, prior to the full credit crisis.

Prior to joining HRECC in 2004, Evan was a Director at Merrill Lynch Capital Corporation where he launched the firm's national real estate healthcare lending practice. He was responsible for staffing and managing offices in New York, Chicago and Washington, DC. Previous to Merrill Lynch, Mr. Denner was a Director in the Principal Finance Group at UBS, where he spent the latter part of his tenure purchasing distressed healthcare debt from HUD and other financial institutions. Mr. Denner was also a founding member of the commercial real estate group at Daiwa Securities America, Inc.

Evan has a MS in Real Estate Finance and Development from Columbia University and a BBA in Marketing from Hofstra University.



WESLEY DEESE / CHIEF OPERATING OFFICER

Wesley Deese is an 18 year veteran of the student housing sector with experience across all disciplines. Prior to his appointment as Chief Operating Office at Campus Evolution Villages, LLC, Wes was COO of UCHMG. Wes is responsible for the company's overall business operations and strategic initiatives including day-to-day operational management of the company's portfolio. Prior to joining UCHMG, Wes served in regional and executive positions for Lane Company, University Housing Group, Lat Purser & Associates, and site level positions for Coastal Property Services. With over 17 years of experience in real estate management and development, Wes has played significant roles in the successful planning, delivery, and operations of several large-scale, purpose built student housing projects across the US. His management and development experience also extends into office, retail, and mixed-use assets. Wes is an IREM Accredited Residential Manager and earned his Bachelor of Arts from the University of North Carolina at Charlotte.

ERIC RICCIARDI, CPA / CHIEF FINANCIAL OFFICER



Eric Ricciardi, as CFO, has overall responsibility for the accounting and finance functions at Campus Evolution Villages, LLC. He also assists in the Company's strategic business planning and development. Mr. Ricciardi has 18 years of experience in both public and private accounting with the last 9 years spent exclusively in multifamily housing. Prior to joining Campus Evolution Villages, LLC, he served as the Director of Finance at TGM Associates LP, a New York-based multifamily real estate asset manager with $1.5 billion in assets under management. At TGM Associates, Mr. Ricciardi was responsible for all client performance reporting, the management of the firm's debt instruments, and oversaw the company's budget and forecasting processes. Mr. Ricciardi joined TGM Associates in October 2004 as Special Projects Manager and was promoted to Director of Finance in 2009.

Earlier in his career Mr. Ricciardi was a Manager in the New York office of Standard & Poor's Corporate Value Consulting group, performing M&A accounting due diligence for private equity clients. Prior to that, he worked for Arthur Andersen LLP, first in its Audit and Business Advisory group serving diverse clients in the manufacturing and entertainment sectors and then as a Manager in its Transaction Advisory Services group.

Mr. Ricciardi is a licensed Certified Public Accountant in the State of New York and holds a Bachelors of Science in Accountancy from Villanova University and a Masters of Business Administration in Finance from Duke University's Fuqua School of Business.



ROBIN RAINS / MANAGING DIRECTOR OF BUSINESS DEVELOPMENT AND ASSET MANAGEMENT

Robin Rains is a Managing Director at Campus Evolution Villages, LLC responsible for asset management, new business development as well as overseeing third-party management for our clients. Ms. Rains has extensive experience in institutional portfolio management with over 25 years of industry experience. Prior to joining Campus Evolution Villages, she was the Managing Director of Asset Management for Kayne Anderson Realty Advisors, one of the largest owners and developers of purpose-built student housing. In this role Robin was responsible for acquisitions, due diligence and ongoing operations of a national portfolio valued at over $1.5 billion. In her previous positions with Prudential, Centerline Capital, and the Resolution Trust Corporation, she managed portfolios valued over $500 million, and completed many workouts and restructurings of distressed multifamily properties.

While serving as Managing Director of Risk Management for The WMF Group, Robin sat on the lender's investment committee and worked with a team overseeing their $11 billion portfolio of Fannie Mae multifamily mortgages. A serial entrepreneur, she established a multifamily development company in Washington DC and also founded a technology company that provided both business-to-business and business-to-consumer solutions for the independent restaurant industry. Ms. Rains is a graduate of the University of North Carolina at Chapel Hill, where she received her undergraduate degree and a Masters in Regional Planning.

J. MICHAEL BOLAND, CPA / SENIOR FINANCIAL OFFICER



Michael Boland serves as the Senior Financial Officer of Campus Evolution Villages, LLC, where he is responsible for the company's and clients' accounting, financial reporting and compliance with tax and regulatory matters. He was the CFO for UCHMG, prior to the acquisition by Campus Evolution Villages, LLC, and has served the student housing industry for the last thirteen years. He has worked in CFO and Controller positions for start-ups and third party property management companies. Michael has comprehensive experience in all phases of take over strategies, development, construction and loan administration.

Prior to entering the student housing industry, Michael practiced as a Certified Public Accountant in a national firm and was a partner in a five partner firm for over 20 years. His primary clients included ventures in real estate, retail and construction. As a partner, he served as the firm's audit specialist and provided tax, controllership and management advisory services to the firm's clients. Michael is an active member of the American Institute of Certified Public Accountants and Florida Institute of Public Accounts. He currently holds a CPA Certificate in the State of Florida. He has been a speaker and panelist on various accounting, tax and business topics. He is an alumnus of Jacksonville University.

KYLE BURKETT / VICE PRESIDENT OF LEASING AND MARKETING



Thomas "Kyle" Burkett is Vice President of Leasing and Marketing for Campus Evolution Villages. In this role, Kyle is directly responsible for all Campus Evolution Villages' properties' marketing, leasing and all residential life programs.

Kyle graduated from the Manchester School of Business in the United Kingdom with a Global MBA and has his undergraduate business degrees from the University of Tennessee - Knoxville where he started his career in student housing as a community assistant. Over his career, Kyle has held General Manager, Senior General Manager, Regional Manager and National Director of Leasing and Marketing titles with Asset Campus Housing and Capstone Real Estate Investments, respectively.



BRANDON HINES / DIRECTOR OF TECHNOLOGY AND TRAINING

Brandon Hines is the Director of Technology and Training for Campus Evolution Villages. In this role, Brandon is responsible for directing all technology and learning initiatives and is evolving on an ongoing basis, training and information systems into a resourceful platform for the entire Campus Evolution team. Brandon focuses on continually evaluating and improving day-to-day operations, financial management, marketing, leasing, and resident satisfaction and retention. He has extensive knowledge in aligning learning strategies with business objectives, and is innovative and fun in his approach to creating learning opportunities. Prior to joining Campus Evolution Villages, Brandon was the Director of Leasing Training for Related Management, where he successfully designed, developed and implemented a national sales and leasing training program for an approximately 40,000 unit portfolio. In previous roles, Brandon has served as Training and Development Manager, and Corporate Regional Trainer for national property management companies where he played an integral role in establishing learning cultures.

Throughout his career, he has supported portfolios ranging in size from 15,000 to 50,000 units and implemented strategies that reduced overall training costs and increased employee retention. Brandon began his real estate career in student housing, and has held several on-site positions before transitioning to corporate roles. He is a certified master trainer and certified virtual trainer through Achieve Global and earned his B.A. in Communications from the University of Texas at Arlington.

PATRICK PETTITT / REGIONAL MANAGER



Patrick Pettitt supervises all phases of property operations for his Campus Evolution Villages, LLC region including marketing, leasing, residence life, rent collections, maintenance systems and profitability. He recruits, trains and manages property managers, audits all operational systems, reviews business and marketing plans and tracks capital improvements. He has a broad knowledge of new development lease-up and stabilization and property repositioning. Patrick's strong bridge-building skills with campuses and "on-the-ground" efforts have paid great long-term dividends differentiating the communities he has supervised. He has worked in student housing for over fifteen years including positions at Coastal Properties and JPI Student Living. Patrick received his Bachelor of Science in Criminology from Florida State University.



JAMES BUCHANAN / REGIONAL MANAGER

James Buchanon has more than 7 years of experience in property management with 4 years concentration in the student-housing sector. As Regional Manager for Campus Evolution Villages, LLC, he oversees a portfolio of properties mainly in the mid-west region. James entered the student housing industry as an Assistant Manager in Lexington, KY. He has since held positions as Property Manager, Senior Property Manager, and Regional Manager.

At the beginning of his student-housing career, James specialized in lease up and troubled asset turnaround of multi-family and student housing developments. Over the years James developed a unique ability to gauge the pulse of a community, realign, refill, and return assets to profitability at record breaking pace. His areas of knowledge and expertise include marketing, sales, and leasing, as well a strong propensity to excel in operations and fiscal management, staff development, and team leadership.

Prior to joining Campus Evolution Villages, James worked in various management positions over the last decade within the real estate industry.

LISA KERLEY / REGIONAL MANAGER



Lisa Kerley is a Regional Manager for Campus Evolution Villages, LLC. Lisa is responsible for all aspects of property operations including leasing and marketing, residence life, rent collections and overall profitability of her Campus Evolution Villages' assets. Lisa has significant hands-on experience in the day to day management of student housing assets across the country. She began her career in property management in 1992 with Kerley Realty Associates, LLC which managed commercial, industrial and retail assets. Prior to joining Campus Evolution Villages, Lisa served in various on-site positions and regional roles for national and regional student housing companies, including Place Properties, Chateau Communities, College Park Communities, American Campus Communities and Landmark Properties.



J.D. MCLEOD / REGIONAL MANAGER

J.D. McLeod joins Campus Evolution Villages, LLC with more than ten years of experience in the student housing industry. As Regional Manager for Campus Evolution Villages, J.D. is responsible for property lease up, financial management, day-to-day operations, staffing, marketing, and resident retention and resident programming.

J.D. began his career as a Community Ambassador and rose through the ranks to operating one of the largest student-housing properties on the west coast with just under 2,000 beds. He managed this industry leading asset and positioned it as the first planned zero net energy community while also reviving a LEED platinum status for construction.

J.D. received his Bachelor of Science in Agricultural Business from Sam Houston State University.

KIM BRYAN / AREA MANAGER



Kim Bryan is an Area Manager for Campus Evolution Villages, LLC. Kim is responsible for property operations that include marketing and leasing, accounting, budgeting, collections, resident life, maintenance and overall performance and profitability of the Campus Evolution Villages' communities under her review. Prior to joining Campus Evolution Villages, Kim served in various positions for national student housing companies including Place Properties, Education Trust Realty and Campus Apartments.



STEPHEN O'REILLY, CPA / PROPERTY ACCOUNTANT

Stephen O'Reilly is a Property Accountant with Campus Evolution Villages, LLC. He manages the daily accounting and financial reporting for a number of the company's owned and managed properties. His responsibilities include budgeting, operational accounting, and month and year-end reporting. Prior to entering the student housing industry, Steve practiced as a Certified Public Accountant for a mid-sized regional accounting firm. He was responsible for planning, performing, and supervising staff during audit and tax engagements for both individual and business clients. He has served clients in a variety of industries including commercial and residential real estate, manufacturing & distribution, retail, construction and healthcare. Steve is a licensed Certified Public Accountant in New York and received his Bachelor of Science in Accounting from SUNY College at Old Westbury.

WILLIAM REID, CPA / PROPERTY ACCOUNTANT



William Reid is a Property Accountant with Campus Evolution Villages, LLC. He manages the daily accounting and financial reporting for a number of the company's owned and managed properties. His responsibilities include budgeting, operational accounting, and month and year-end reporting. Prior to entering the student housing industry, William practiced as a Certified Public Accountant for an international retail manufacturer of fashion eyewear. Prior employment also includes a top tier national accounting firm as well as a regional firm. During his tenure, William was responsible for planning, performing, and supervising staff during audit and tax engagements for both individual and business clients. He has served clients in a variety of industries including commercial and residential real estate, manufacturing & distribution, retail, construction and healthcare. William is a licensed Certified Public Accountant in New York and received his Bachelor of Science in Accounting from SUNY University at Albany.



DONNELL SAUNDERS / PROPERTY ACCOUNTANT

Donnell Saunders is a Property Accountant with Campus Evolution Villages, LLC. He manages the daily accounting and financial reporting for a number of the company's owned and managed properties. His responsibilities include operational accounting, and month and year-end reporting. Prior to entering the student housing industry, Donnell was a Senior Property Accountant at George Comfort & Sons where he oversaw the property accounting for a portfolio of nine commercial real estate assets. He has served clients in a variety of industries including commercial and residential real estate, senior living and assisted living, equities, healthcare and UNDP. During his time at United Nations Development Programme, Donnell was responsible for planning, performing and implementing the transitioning and conversion of the accounting system from IFRS to International Public Sector Accounting Standards (IPSAS) .

Donnell received his Bachelor of Business Administration in Accounting from Monroe College.


FINALLY
A PLACE
AS BIG
AS MY
AMBITION

CAMPUS EVOLUTION VILLAGES

LIVE BIG

OUR PROPERTIES AND MANAGED PROPERTIES

CAMPUS EVOLUTION VILLAGES

Campus Evolution Villages owns and manages student housing properties across the country. Our strategy is to improve and upgrade facilities, focus on amenities and create a well-rounded program of events to ensure that our students have the best possible home away from home living experience. Through this we drive revenue, increase occupancy and net operating income, and achieve greater profitability for our clients.

CAMPUS EVOLUTION VILLAGES – MORGANTOWN, WEST VIRGINIA



Campus Evolution Villages owns and manages this 280 unit, 924 bed student housing property, ideally located less than one mile from West Virginia University.

A $2.6 million upgrade to the property was completed during the summer of 2013, including a complete redesign and renovation of the clubhouse, cafe and all amenities. Unit upgrades included new lighting, kitchen appliances, countertops and flooring. Two new GPS tracked shuttle buses were also added for our students' exclusive use. In just 14 months, Campus Evolution Villages took occupancy from 79% to 94% with collections soaring!


EXIT







CAMPUS EVOLUTION VILLAGES – GREENSBORO, NORTH CAROLINA





Campus Evolution Villages managed Campus Green for a third party client before acquiring the property in the summer of 2013. Campus Evolution Villages successfully turned this 674 bed property around in less than 24 months. Occupancy increased from 60% economic occupancy to 88% in the fall of 2012 and achieved 94% occupancy at the start of the 2014/2015 school year under Campus Evolution Villages' ownership. In the Spring of 2014, Campus Evolution Villages acquired an adjacent student housing property, College Square, at a very attractive basis, bringing its ownership to 818 beds in the market. Both properties have now been branded Campus Evolution Villages and are achieving leasing and occupancy that outpaces the market!

Campus Evolution Villages' rate and occupancy achieved strong growth over the past year.




EVOLUTIONIZED





CAMPUS EVOLUTION VILLAGES – MURRAY, KENTUCKY


CAMPUS
EVOLUTION
VILLAGES



Campus Evolution Villages owns and manages this 140 unit, 490 bed purpose built student housing property, ideally located just half a mile from Murray State University (which has experienced 13.9% enrollment growth since 2000).

Our hands-on management approach increased occupancy by over 800 basis points in our first month of ownership. 2014/2015 occupancy is over 99%, an increase of 13 percentage points in just a year. This success is attributable to our care-centered approach, our vibrant residence life program and our meticulously maintained amenities.








LIVE BIG

PASEO PLACE – SAN DIEGO, CALIFORNIA

Paseo Place is a 246 bed property located in San Diego, CA, directly across the street from San Diego State University. The property consists of 123 bedrooms that are all leased as double occupancy rooms.

Campus Evolution Villages took over management on December 1, 2012 and quickly made improvements to the leasing and marketing efforts. At the time of takeover, the property had no in-place leases for the academic year 2013/2014. Within the first three weeks of managing the property, Campus Evolution Villages secured 100 leases. Through our continued intensive hands-on management, Paseo Place is now the leader in the market at SDSU.









CAMPUS EVOLUTION VILLAGES

LIVE BIG

CONTACT INFORMATION:

ANDREW STARK / astark@campusevolution.com
EVAN DENNER / edenner@campusevolution.com

CAMPUSEVOLUTIONVILLAGES.COM